Exhibit 99.1

Change of Independent Auditors at Orsus Xelent

NEW YORK, NY--( July 22, 2010) - Orsus Xelent Technologies, Inc. (NYSE Amex: ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, reported today that it has appointed Kabani & Company (Kabani) as the Company's new independent auditor effective from July 15, 2010. Kabani has replaced the Company's former independent auditor Bernstein & Pinchuk LLP (B&P) which was dismissed as independent auditor of Orsus Xelent effective from July 15, 2010.

The dismissal of B&P and the appointment of Kabani as the successor auditor have been approved by the Audit Committee of the Company.

“We look forward to working with Kabani to serve the best interests of our shareholders," stated Mr. Guoji Liu, CEO of Orsus Xelent. He added that he wished to thank B&P for the services it provided.

The audit report by B&P on the Company's consolidated financial statements for the past fiscal year did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The Company and B&P have not had any disagreement on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for which disagreement if not resolved to the satisfaction of B&P would have caused B&P to make reference to the subject matter of the disagreement in connection with its report. There were no reportable events between the Company and B&P or between the Company and Kabani.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contacts:

PRC:
Orsus Xelent Technologies, Inc.
Guoji Liu
CEO
Tel: 010-85653777
Fax: 010-85653666

US:
Ken Donenfeld
Tel: 212-425-5700
Fax: 646-381-9727